Exhibit 99.1

On July 23, 2013, United Bancshares, Inc. issued the following release:

United Bancshares, Inc. (Nasdaq: UBOH – news), a bank holding company headquartered in Columbus Grove, Ohio with consolidated assets of $557.5 million today announced operating results for the quarter and six month period ended June 30, 2013.

For the quarter ended June 30, 2013, the Corporation reported net income of $1,347,000, or $0.39 basic earnings per share.  This compares to the second quarter of 2012 net income of $1,203,000, or $0.35 basic earnings per share.  The increase in operating results for the second quarter of 2013 as compared to the same period in 2012 was primarily attributable to a $348,000 decrease in non-interest expenses, and a $199,000 increase in non-interest income offset by a $336,000 decrease in net interest income and a $67,000 increase in the provision for income taxes.

The Corporation did not recognize a provision for loan losses during the six month periods ended June 30, 2013 or 2012. The allowance for loan losses as a percentage of total loans decreased to 1.8% at June 30, 2013 compared to 2.19% at June 30, 2012.

For the quarter ended June 30, 2013, non-interest income was $1,302,000, compared to $1,103,000 for the second quarter of 2012, a $199,000 (18.0%) increase.  For the six month period ended June 30, 2013, non-interest income was $2,426,000, compared to $2,157,000 for the same period in 2012, a $269,000 (12.5%) increase.  The increase in non-interest income for the first six months of 2013 as compared to 2012 was primarily attributable to a $401,000 increase in other income offset by a $106,000 decrease in gain on the sale of securities and a $26,000 decrease in gain on the sale of loans.

For the quarter ended June 30, 2013, non-interest expenses were $3,625,000, compared to $3,973,000 for the second quarter of 2012, a $348,000 (8.8%) decrease.  For the six month period ended June 30, 2013, non-interest expenses totaled $7,391,000, compared to $8,208,000 for the comparable period of 2012, a decrease of $817,000 (10%).  The decrease in non-interest expenses for the six month period ended June 30, 2013 was primarily attributable to a $289,000 decrease in salaries and benefits, a $237,000 decrease in other real estate owned expenses, a $184,000 decrease in FDIC premium expenses and a $147,000 decrease in data processing, offset by a $40,000 increase in consultant fees.

Total assets amounted to $557.5 million at June 30, 2013, compared to $572.4 million at December 31, 2012, a decrease of $14.9 million, or 2.6%.  The decrease in total assets was primarily the result of decreases in total cash and cash equivalents of $18.6 million (37.2%), gross loans of $4 million (1.3%), loans held for sale of $2.1 million (70.3%) and other real estate owned of $730,000 (46.6%) offset by an increase in available-for-sale securities of $7.9 million (4.5%), a decrease in the allowance for loan losses of $1.5 million (21.8%) and an increase in other assets of $819,000 (21.6%).  Deposits during this same period decreased $10.4 million, or 2.2%.

Shareholders’ equity decreased from $64.2 million at December 31, 2012 to $62.2 million at June 30, 2013, a decrease of $1.9 million, or 3%.  This decrease was the result of a $4,052,000 decrease in unrealized securities gains, net of tax, net income of $2,444,000, dividends paid of $345,000, and the issuance of 441 treasury shares under the Corporation’s Employee Stock Purchase Plan of $8,000.  The decrease in unrealized securities gains during the six month period ended June 30, 2013, was the result of customary and expected changes in the bond market. Net unrealized gains on securities are reported as accumulated other comprehensive income in the consolidated balance sheets.

United Bancshares, Inc. is a locally owned and operated holding company of The Union Bank Company which serves Allen, Hancock, Putnam, Sandusky, Van Wert and Wood Counties in Ohio, with office locations in Bowling Green, Columbus Grove, Delphos, Findlay, Gibsonburg, Kalida, Leipsic, Lima, Ottawa, and Pemberville, Ohio.

This release may contain certain forward-looking statements that are provided to assist in the understanding of anticipated future financial performance.  However, such performance involves risk and uncertainties that may cause actual results to differ materially.  Factors that could cause actual results to differ from those discussed in the forward-looking statements include, but are not limited to, the strength of the local economies in which operations are conducted, the effects of and changes in policies and laws of regulatory agencies, inflation, and interest rates.  For further discussion of certain factors that may cause such forward-looking statements to differ materially from actual results, refer to the 2012 Form 10-K.